As filed with the Securities and Exchange Commission on February 16, 2017

Registration Nos. 333-63706

333-90480

333-116996

333-135473

333-151683

333-161515

333-182454

333-198604

333-210286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-63706

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-90480

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-116996

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-135473

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-151683

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-161515

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-182454

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-198604

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-210286

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3106987
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

125 Binney Street

Cambridge, Massachusetts 02142

(617) 494-0400

(Address, including zip code, and telephone number, including area code, of principal executive offices)

STOCK OPTION AGREEMENTS

2016 PERFORMANCE SHARE AGREEMENT

ARIAD PHARMACEUTICALS, INC. 2014 LONG-TERM INCENTIVE PLAN

ARIAD PHARMACEUTICALS, INC. 2006 LONG-TERM INCENTIVE PLAN, AS AMENDED

NON-QUALIFIED STOCK OPTION AGREEMENT, DATED OCTOBER 1, 2003, ISSUED TO PAUL J. SEKHRI

ARIAD PHARMACEUTICALS, INC. 2001 STOCK PLAN, AS AMENDED

AMENDED AND RESTATED ARIAD PHARMACEUTICALS, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN,

AS AMENDED

(Full titles of plans)

Fabien Dubois

Treasurer

ARIAD Pharmaceuticals, Inc.

125 Binney Street

Cambridge, Massachusetts 02142

(617) 494-0400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul J. Shim

Kimberly R. Spoerri

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), are being filed by ARIAD Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-210286, filed on March 18, 2016, registering the offer and sale of an aggregate of 2,290,000 of the Registrant’s Shares, issuable pursuant to Stock Option Agreements and the 2016 Performance Share Agreement;

•	Registration Statement No. 333-198604, filed on September 5, 2014, registering the offer and sale of an aggregate of 13,466,555 of the Registrant’s Shares, issuable pursuant to ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan and Amended and Restated ARIAD Pharmaceuticals, Inc. 1997 Employee Stock Purchase Plan, as amended;

•	Registration Statement No. 333-182454, filed on June 29, 2012, registering the offer and sale of 14,000,000 of the Registrant’s Shares, issuable pursuant to ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan, as amended by Post-Effective Amendment No. 1, filed on September 5, 2014, deregistering 4,716,555 of the Registrant’s Shares, previously issuable pursuant to ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan, as amended;

•	Registration Statement No. 333-161515, filed on August 24, 2009, registering the offer and sale of an aggregate of 7,750,000 of the Registrant’s Shares, issuable pursuant to ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan, as amended, and Amended and Restated ARIAD Pharmaceuticals, Inc. 1997 Employee Stock Purchase Plan, as amended;

•	Registration Statement No. 333-151683, filed on June 16, 2008, registering the offer and sale of 500,000 of the Registrant’s Shares, issuable pursuant to Amended and Restated ARIAD Pharmaceuticals, Inc. 1997 Employee Stock Purchase Plan;

•	Registration Statement No. 333-135473, filed on June 29, 2006, registering the offer and sale of 4,701,546 of the Registrant’s Shares, issuable pursuant to ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan;

•	Registration Statement No. 333-116996, filed on June 30, 2004, registering the offer and sale of an aggregate of 3,135,000 of the Registrant’s Shares, issuable pursuant to the ARIAD Pharmaceuticals, Inc. 2001 Stock Plan, as amended, and the Non-Qualified Stock Option Agreement, dated October 1, 2003, issued to Paul J. Sekhri, as amended by Post-Effective Amendment No. 1, filed on June 29, 2006, deregistering 201,546 of the Registrant’s Shares, previously issuable pursuant to ARIAD Pharmaceuticals, Inc. 2001 Stock Plan, as amended;

•	Registration Statement No. 333-90480, filed on June 14, 2002, registering the offer and sale of 1,600,000 of the Registrant’s Shares, issuable pursuant to The ARIAD Pharmaceuticals, Inc. 2001 Stock Plan, as amended; and

•	Registration Statement No. 333-63706, filed on June 22, 2001, registering the offer and sale of 1,330,000 of the Registrant’s Shares, issuable pursuant to The ARIAD Pharmaceuticals, Inc. 2001 Stock Plan.

Pursuant to the Merger Agreement, on January 19, 2017, Purchaser commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Shares”) for $24.00 per Share (the “Offer Price”) in cash, net of applicable withholding taxes and without interest, upon the terms and subject to conditions set forth in the offer to purchase and the related letter of transmittal, each dated January 19, 2017 and as amended or supplemented.

The Offer expired at 11:59 p.m. Eastern Time on Wednesday, February 15, 2017 (the “Expiration Time”), all conditions were satisfied and the Offer was not extended. Computershare Trust Company, N.A., in its capacity as the depositary for the Offer (the “Depositary”), has advised the Company and Purchaser that, as of the Expiration Time, 158,558,628 Shares had been validly tendered and not properly withdrawn pursuant to the Offer (not including Shares tendered pursuant to notices of guaranteed delivery that had not been delivered to the depositary prior to the Expiration Time), which represented approximately 81.4% of the outstanding Shares on a fully diluted basis. On February 16, 2017, Purchaser accepted for payment all such Shares validly tendered and not properly withdrawn pursuant to the Offer on or prior to the Expiration Time and made payment for such Shares.

On February 16, 2017, as a result of its acceptance of, and payment for, the Shares tendered in the Offer, Purchaser acquired a sufficient number of Shares to complete the merger of Purchaser with and into the Company (the “Merger”) without a vote of the stockholders of the Company pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”). Accordingly, following the consummation of the Offer, Parent and Purchaser effected the Merger pursuant to Section 251(h) of the DGCL with the Company continuing as the surviving corporation in the Merger and becoming an indirect, wholly-owned subsidiary of Parent. In the Merger, each Share (other than Shares (i) owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time, (ii) owned by the Company or any direct or indirect wholly-owned subsidiary of the Company or held in the Company’s treasury or (iii) held by a holder who is entitled to appraisal and who has properly exercised appraisal rights for such Shares in accordance with Section 262 of the DGCL) that was issued and outstanding immediately prior to the consummation of the Merger was converted into the right to receive the Offer Price, upon the consummation of the Merger (the “Effective Time”).

In addition, on February 16, 2017, NASDAQ filed Form 25 to delist the Company’s shares of common stock. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, State of Massachusetts, on February 16, 2017.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Christophe Bianchi
Name:	Christophe Bianchi
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.